Exhibit 10.1

Employment Contract

between

Spire Global Germany GmbH, Koppstraße 12, 81379 München, Germany

- hereinafter the “Employer” or “Company”-

and Mrs. Celia Pelaz, residing at Postr. 10, 88048 Fischbach, Germany

- hereinafter the “Employee” –

The Employer and the Employee collectively the “Parties”, and each individually a “Party”

Preamble

(1) The Employer is affiliated with Spire Global Inc. and as such part of the Spire global group of companies (hereinafter the “Spire Global Group”).

(2) The Employer desires to employ Employee pursuant to the terms of this Employment Agreement (the “Agreement”) as of January 6, 2025 (the “Effective Date”).

(3) The Company believes that it is in its best interests to provide the Employee with an incentive to provide her services and to motivate her to maximize the value of the Company upon a Change in Control for the benefit of its ultimate stockholders.

Now, therefore, in consideration of the mutual premises and covenants contained herein, the Parties hereto agree as follows:

Sec. 1 Scope of duties

(1) As of the Effective Date, the Employee is employed to act as the “Chief Operating Officer” of Spire Global Inc. In this position, she will report to the CEO of Spire Global Inc. Her duties will notably include, but will not be limited to, the performance of the following tasks:

•
Own the day-to-day responsibility for the revenue and operations of the Company
•
Own the roadmap for growth and professionalization under the guidance of the CEO
•
Drive and own Company revenue performance and operational excellence through leader-ship of Spire business units, sales channels and operational functions.
•
Work in close cooperation with the Chief Technology Officer to ensure that engineering efforts support underlying business needs
•
Implement the appropriate level of process, cross-functional standardization, and risk management for the phase of the organization without losing the culture of agility

(2) The Employee’s normal duties are those reasonably consistent with the above-mentioned functions. The Employer may from time to time also require the Employee to perform other duties in addition to or instead of her duties according to its assessment or its operational need, provided that such duties are commensurate with her experience and/or education.

(3) The Employer may at any time vary the capacity in which the Employee is employed, her job title and/or the nature and scope of her duties provided that such variation does not result in any material or significant loss of status or authority.

(4) During the term of this employment contract, the Employee shall not undertake any work for companies not affiliated with the Company while she is employed by the Company, nor shall she be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or other entities forming part of the Spire Global Group. In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee’s performance of her functions in accordance with this Agreement. Employee may take advisory/supervisory board positions on written permission of the CEO.

(5) The Employee warrants that she is entitled to work in the territory of Germany undertaking the type of work for which she is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if she ceases to be so entitled during the term of this Agreement.

(6) Considering her status as a managerial employee (leitende Angestellte) at the Company the Employee is herewith granted the status as a fully authorized officer with individual power of representation (Einzelprokura). That status exists independently of this Agreement and may be revoked by the Employer at any time without stating any reasons.

Sec. 2 Working Time; Working Place

(1) In general, the working hours for the Employee are 40 hours per week, 8 hours per day, from 9:00 am to 6:00 pm (including lunch break). Given her managerial position the Employee is prepared to work overtime without additional compensation on weekdays, weekends and public holidays, as is required by her responsibilities. The Parties agree that as the work requirements permit, the Employee may make us of flexible working hours.

(2) The Employee’s usual working place will be Koppstraße 12, 81379 München, Germany. The Employee is, however, prepared to spend her working time in other places and to travel for work purposes both inside Germany as well as abroad, as required by the scope of her work.

Sec. 3 Duration; Termination

(1) This Agreement will become effective as of January 6, 2025, and is concluded for an indefinite period.

(2) Prior to commencement of this service contract the Employee will ensure to have obtained all necessary administrative authorizations regarding her work permit in Germany.

(3) Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination. The right to extraordinary termination (without notice) for good cause (wichtiger Grund) remains unaffected.

(4) This Agreement will terminate upon:

a. The effective date of the written notice (with notice or for cause) from the Company of the termination of this Agreement (or any later date specified in such written notice from the Company);

b. The effective date of Employee’s resignation for Good Reason without notice or any other reason with notice (as specified in written notice from Employee); or

c. the Employee’s death.

(1) The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date”.

(2) Any termination of this employment contract must be made in writing. Given the long-term employment relationship between the Employee and other companies of the Spire Global Group the notice period is six months to the end of a calendar month.

(3) Termination for good cause (wichtiger Grund) remains unaffected by this provision. Reasons which may lead to a termination for cause (“Cause”) with immediate effect of this Agreement by the Company can consist, amongst others, of

a. an unauthorized use or disclosure by the Employee of the confidential information or trade secrets of the Spire Global Group, which use or disclosure causes material harm to the Spire Global Group;

b. a material failure by the Employee to comply with the Spire Global Group’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice;

c. the Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony, or her commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Spire Global Group or its affiliates;

d. the Employee’s gross misconduct which results in material harm to the Spire Global Group;

e. fraud, misappropriation, or embezzlement by the Employee;

f. a continuing failure by the Employee to perform her reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or

g. a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Spire Global Group or any of their directors, officers or employees, if the Spire Global Group has requested her cooperation.

(4) Reasons which may lead to a resignation with immediate effect (“Good Reason”) of this Agreement by the Employee can consist, amongst others, of

a. a material reduction of the Employee’s duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Spire Global being acquired and made part of a larger entity will not constitute a reason to resign with immediate effect;

b. a material reduction (defined as a reduction of 10% or greater) in the Employee’s total compensation (except where there is a reduction applicable to the management team generally); provided, however, that a temporary reduction in the Employee’s Base Salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or - a material change in the geographic location of the Employee’s primary work facility or location; provided, that a relocation of less than forty (40) kilometers from the Employee’s current location will not be considered a material change in geographic location. To the extent the Employee’s primary work facility or location is not the Company’s corporate facilities or offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Employee, the Employee’s primary work facility or location, from which a change in location under this clause b. will be measured, will be considered the Company’s office or facility location where the Employee’s employment relationship with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. As of the Commencement Date, such location will be considered the Company’s registered office in Munich; or

c. the material breach of this Agreement by the Company. It is understood that apart from extraordinary circumstances the Employee may not resign with immediate effect unless she has first provided the Company with written notice of the acts or omissions constituting the grounds for resignation with immediate effect and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(5) If the Employee becomes permanently incapable to work during the term of this employment contract, this contract shall end at the end of the quarter following the quarter in which the permanent incapacity to work was established. Permanent incapacity for work within the meaning of this Agreement shall be deemed to exist if the Employee is unable to perform her duties for more than six months and is not expected to regain her ability to perform her duties within a further three months. The shareholders’ meeting may demand that the existence of the prerequisites be examined by a medical expert at the expense of the Company, whereby the type and scope of the examinations to be carried out must be within reasonable limits, and the Employee will release the expert from such professional’s confidentiality obligation only vis-à-vis the shareholders’ meeting and with regard to the question of fitness for duty. In this respect, the representative of the shareholders’ meeting will undertake in writing to maintain confidentiality. If no agreement can be reached on a physician, the chairman of the medical association at the registered office of the company shall be asked to appoint a medical expert.

(6) Upon termination of this Agreement for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format, i.e. electronic or physical form, they may exist, materials, credit cards, computer disks and copies of any software and any other property belonging to the Company or any company of the Spire Global Group which may then be in the Employee’s possession or under her power or control including, without limitation, any documents (whether held physically or in electronic storage) belonging to third persons which may be in her possession or under her power or control and relate in any way to the business or affairs of the Company or any company of the Spire Global Group or any supplier, agent, distributor, customer or client of the Company or any company of the Spire Global Group, and the Employee shall not without written consent of the Company retain any copies thereof.

(7) In the event of termination, the Employer shall be entitled to release the Employee from the obligation to perform her work under this employment contract, either on a revocable or irrevocable basis, in whole or in part, with immediate effect, taking into account any outstanding vacation entitlements, while continuing to pay her remuneration until the effective date of the termination, unless special interests of the Employee outweigh the interest of the Company in releasing her.

Sec. 4 Remuneration

(1) The Employee’s gross annual salary in respect of her work performed under this Agreement shall be EUR 430,000.00, subject to all legal and statutory deductions.

(2) The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.

(3) The Company shall pay the statutory employer’s contribution to social security insofar as the Employee is subject to social security contributions. It shall further pay the Employee the employer’s portion to the statutory health insurance pursuant to Chapter 5 of the German Social Code (SGB V).

(4) As an Executive Officer of Spire Global, the Employee is eligible to participate in the Executive Officer Short-Term Incentive Plan (the “Bonus Plan”) under which annual cash bonus awards (the “Cash Awards”) may be provided to eligible Executive Officers. Under this Plan, the Employee’s Target Incentive Award is set at 70% of the gross annual base salary. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee, and the payment of these Awards is subject to several contingencies, including the attainment of company performance goals approved by the

Compensation Committee. As such, any Cash Award payments under this Plan will be based 100% on Spire Global’s performance and may be more or less than the Target Incentive Award as previously described. Any payments under this plan may be pro-rated based on changes in gross annual base salary and / or the Target Incentive Award percentage.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

(5) In addition to the Employee’s cash compensation which includes an Annual Base Salary and Target Incentive Award, the Employee will also be eligible to receive Equity Award Grants (the “Equity Award Grants”) issued pursuant to the terms of Spire Global’s 2021 Equity Incentive Plan (the “Plan” or the “Equity Incentive Plan”) and the applicable grant agreement. The actual size of the Equity Award Grants and terms of any such grants will be determined by the Board of Directors or duly designated Compensation Committee, in its sole discretion.

(6) Employee is covered by, and to the same extent, the same D&O insurance as all other Section 16 officers are covered by.

(7) The agreed remuneration shall cover the employee’s entire work performance.

Sec. 4a Payments Due upon Termination

(1) “Change in Control” and “Disability” hereunder have the same meaning such terms have in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

(2) “Qualifying Termination” hereunder shall mean if either the Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason.

(3) Qualifying Termination Before a Change in Control or after the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying the Employee’s base salary and other compensation earned through the Termination Date, and subject to Sec. 4c. below:

a. pay to the Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the Termination Date (the “Non-CIC Severance Payment”);

b. pay to the Employee as additional severance pay an amount equal to one hundred percent (100%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Bonus Payment”);

c. pay to Employee as additional severance a lump sum cash payment equal to one hundred percent (100%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Benefits Continuation Payment”); and

d. pay up to EUR 15,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

(4) Qualifying Termination During the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs on the date of a Change in Control to occur during the Term or before the eighteen (18) month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date, and subject to Sec. 4c. below:

a. pay to Employee as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) one hundred fifty percent (150%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (iii) one hundred fifty percent (150%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of eighteen (18) months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date; and

b. pay the Outplacement Payments.

c. Vesting of Equity Awards Upon a Change in Control. If a Qualifying Termination occurs with the Termination Date occurring during the Change in Control Period, then, with respect to any equity-based award that has been granted to Employee under the Equity Incentive Plan or otherwise and is outstanding and not fully vested on the Termination Date (an “Equity Award”), and notwithstanding any language in the Company’s equity plan to the contrary, the unvested portion of any Equity

Award, including performance based Equity Awards, that are outstanding on the Termination Date will immediately fully vest. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable until the expiration date of such award and the exercisable period identified in the Equity Award shall not apply.

(5) Other Termination of Employment Events. If Employee’s employment with the Company is terminated by reason of:

a. termination by the Company for Cause; or

b. Employee’s death or Disability, or Employee’s resignation without Good Reason,

then the Company shall pay to the Employee or the Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

Sec. 4b Anticipatory Qualifying Termination.

If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Employee’s Termination Date, then, subject to Sec. 4c. below, the Employee shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) calendar days after the date of such Change in Control. With regard to the Employee’s then outstanding equity awards Sec. 4a.(4)(c) above applies correspondingly.

Sec. 4c Conditions to Receive Payments

The Company will not be obligated to make any payments under Sec. 4a.(3) or under Sec. 4a.(4) or under Section 4b. to or on behalf of Employee unless (i) Employee signs a release of claims in a form determined by the Company (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law (if any) with respect to the Release have expired without Employee rescinding the Release, and (iii) Employee is in material compliance with the terms of this Agreement and any other written agreement between Employee and the Company.

Sec. 5 Reimbursement of Expenses

(1) Within the limits of their deductibility by the Company under applicable tax laws, the Company shall fully reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Employee in the proper performance of her duties during the course of her employment with the Company. The Employee shall incur expenses in accordance with the Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.

(2) Any procurement card supplied to the Employee by the Company shall be used only for expenses properly and necessarily incurred by the Employee in the proper performance of her duties during the course of her employment.

Sec. 6 Continuation of Salary Payments in the Event of Illness

In the event of incapacity to work (see Sec. 13 below), the Employee shall be entitled to receive her full fixed remuneration for the statutory period of six weeks.

Sec. 7 Vacation

(1) The Employee shall receive a vacation in accordance with the Company’s paid time off policy. If not used in the previous year there will be no vacation carry over to the next year. The statutory vacation period is always considered to be taken first.

(2) For the year of commencement and termination of this Agreement (in the latter instance in case the termination date is not December 31) the Employee’s vacation period shall be calculated pro rata temporis.

Sec. 8 Confidential Information

(1) The Employee shall not (except as authorized or required by her employment hereunder) during the continuance of her employment and after the termination use (other than in the proper performance of her duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organization whatsoever any information relating to the organization, business or finances of the Company or any company of the Global Spire Group or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is in possession and shall keep with inviolable secrecy all matters entrusted to her, and the Employee shall use her best endeavors to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any company of the Global Spire Group or any of its or their officers, directors, employees, customers, agents or suppliers.

(2) Any notes, memoranda or copies made by the Employee during the term of this Agreement or at any time thereafter relating to any matter within the scope of the business of the Company or any company of the Spire Group or concerning any of its dealings, transactions or affairs shall be and remain the property of the Company or any company of the Global Spire Group, and the Employee will not either during the term of this Agreement or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any company of the Global Spire Group.

(3) The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any company of the Global Spire

Group or any of its or their officers, directors or employees, customers, agents or suppliers or their activities without first obtaining the written permission of the Company.

Sec. 9 E-Mail and Internet Usage

(1) The Employee acknowledges that access to the Company’s computer, email, internet, telephone and other information technology systems (collectively “IT Systems”) is provided for business purposes only.

(2) The Company does not allow its IT Systems to be used to create, send, receive, or store any data that can reasonably be considered illegal, inappropriate, offensive, defamatory, obscene, harassing, or which infringes the rights of a third party.

(3) The Company reserves the right to access, inspect, review, copy, and delete any of the information, data, or messages accessed through its IT Systems with or without notice to the Employee in order to protect the Company’s interests. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all voicemails, and all file transfers into and out of the Company’s IT Systems. In addition, the Company may review IT Systems activity and analyze usage patterns. Accordingly, the Employee does not have any expectation of privacy as to her IT Systems usage and should not use these systems for information the Employee wishes to keep private.

(4) Use of IT Systems in a manner that breaches the provisions of this Clause 9 or other policies related to IT Systems published by the Company from time to time may constitute a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

Sec. 10 Non-Competition

(1) The Employee undertakes not to enter in her own name and on her own behalf in any business that is in direct or indirect competition with the Company’s or any company of the Spire Global Group’s businesses.

(2) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any company of the Spire Global Group to cease working for or providing services to the Company or any company of the Sire Global Group.

(3) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any company of the Spire Global Group.

(4) The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any customer, client or other party receiving goods or services from the Company or any company of the Spire Global Group on the date of termination of this Agreement to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between any such customer, client or other party and the Company or any company of the Spire Global Group.

(5) The undertakings set out in subsections (2) to (4) of this Sec. 10 are applicable during the term of this Agreement.

(6) The Employee agrees that she will never make any negative or disparaging statements (orally or in writing) about the Company, any company of the Sire Global Group or its or their respective stockholders, directors, officers, employees, products, services, or business practices.

Sec. 11 Intellectual Property

(1) The Employee acknowledges and agrees that, to the fullest extent authorized by law, all intellectual property rights which are directly or indirectly related to the Company’s activities and which concern work results created by the Employee in the course of her employment by the Company, upon instruction of the Company or simply by using techniques, means, resources and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for in this Agreement.

(2) Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, moral rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.

(3) The assignment of rights to the Company will in particular, but not only include the right to sell, license, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.

(4) The Employee irrevocably appoints the Company to be her attorney in fact and on her behalf to execute documents, use her name and do alt things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause 11. A certificate in writing, signed by any officer of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

Sec. 12 Assignment and Pledge

The Employee is not entitled to assign, pledge or otherwise encumber any claims arising from this Agreement without the prior consent of the Employer.

Sec. 13 Notice in Case of Sick Leave

(1) The Employee shall be obliged to notify the Employer without undue delay of any inability to perform her work and the reasons for such inability.

(2) For an inability to work for more than three working days, the Employee shall provide evidence of the nature of the inability. In the event of incapacity for work, a medical certificate shall be submitted. The Employer reserves the right to demand proof of the prevention already from the first day of absence.

Sec. 14 Expiry Clause

(1) All mutual claims arising from the employment relationship and those connected with the employment relationship shall be forfeited if they are not asserted against the other contractual party in text form (Section 126 b BGB) within three months of the due date. In the event of rejection by the other party, the claims must be asserted by legal action within a further period of three months after rejection, otherwise they shall lapse.

(2) The exclusion according to item 1 above shall not apply in the case of liability due to intent or gross negligence as well as in the case of injury to life, body or health.

(3) Furthermore, the exclusion pursuant to Clause 1 above shall not apply to the employee’s claims to the statutory minimum wage and in the case of other claims arising from the law, statutory ordinances, collective bargaining agreements or works agreements which cannot be waived or which can only be waived with the consent of third parties. Any claims to remuneration in excess of this shall, however, be subject to exclusion in accordance with the above subsec. (1).

Sec. 15 Use of Company Telecommunications and Data Processing Equipment

(1) The Company’s Internet connection and the e-mail system may only be used for business purposes. Private use by the employee is not permitted. The Internet may only be used with the valid personal access authorization. The user ID and password may not be passed on to third parties.

(2) No foreign programs/files may be copied to the hard disk, installed and/or used on the computer via floppy disk, CD-ROM, similar data carriers or the Internet. Attention must be paid to virus control. Virus protection programs are to be used. Any malfunctions that may be related to a virus infection must be reported immediately to the network administration/system administrator. The retrieval, offering or distribution of illegal content, in particular of a racist or pornographic nature, is prohibited.

(3) In the event of her absence from work (vacation, illness, etc.), the Employee shall be responsible for setting up an automated reply to the sender of incoming e-mails, informing the sender of the Employee’s absence and including a reference to the responsible representative and her contact details.

(4) Violations of the above rules may result in consequences under labor law.

Sec. 16 Miscellaneous

(1) There are no ancillary oral or written agreements apart from this this employment contract addressing the Employee’s work for the Employer.

(2) Additions and amendments to this employment contract, including the waiver of this written form requirement, must be made in writing. A company practice is not such an express or individual contractual agreement. Repeated benefits or privileges without an express or individual contractual agreement shall also not constitute a claim for the future.

(3) The Employee is hereby informed that her personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). She confirms that she has read and understood the data protection information enclosed as Annex 1 to this Agreement and thus declares her consent. She declares that she has also read and understood the attached declaration on data secrecy and will sign the declaration of commitment pursuant to Section 53 BDSG, attached as Annex 2.

(4) This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.

(5) The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of her rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Sect. 16.5. The Employee may not assign this Agreement or any rights or obligations hereunder other than to Employee’s estate in the event of the Employee ‘s death.

(6) Amendments, supplements and the cancellation of this employment contract must be made in writing to be effective. This shall also apply to the amendment of this written form clause itself. Excluded are thereby, in particular, amendments to this Agreement resulting from a company practice.

(7) Should individual provisions of this service contract be or become invalid or impracticable, the validity of the remaining provisions shall remain unaffected. In the event of an invalid provision of this Agreement, the Parties will agree on a replacement provision which is legally valid and corresponds as much as possible to the economic purpose pursued by the invalid provision. The same principles apply in case this service contract proves to be incomplete.

(8) The laws of the Federal Republic of Germany shall apply to this service contract. The Parties acknowledge that all aspects relating to the Equity Incentive Plan are governed by the laws of the state of Delaware. In line with that granting, vesting and exercising equity rewards to Employee is also governed by the laws of Delaware.

2 December 2024

Name: Peter Platzer

Employee, for and on behalf of Spire Global Germany GmbH

__/s/ Peter Platzer_________________

Name: Celia Pelaz

The Employee

__/s/ Celia Pelaz________________

2 December, 2024

Celia Pelaz

Re: Stock Grant Letter

Dear Celia,

On behalf of Spire Global, Inc. (the “Company”), I am pleased to provide you with information regarding certain equity compensation awards for which you are eligible based on your anticipated services provided to a company within the Spire group.

It will be recommended that, subject to the approval of the Company’s Board of Directors or its Compensation Committee, as applicable, in its sole discretion, the Company grant you an award of restricted stock units (the “Award”) covering 150,000 shares of Company Common Stock (the “Shares”). The Award will be subject to the terms and conditions of the Spire Global, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and restricted stock unit award agreement thereunder. We will recommend that the Award be scheduled to vest as to twenty-five percent (25%) of the total number of Shares subject to the Award on the first Quarterly Vesting Date (as defined below) that is in the same calendar quarter as the one (1) year anniversary of your vesting start date and thereafter as to 1/16th of the total number of Shares subject to the Award on each Quarterly Vesting Date thereafter over the next three (3) years, in each case subject to your continued service with the Company (or any parent or subsidiary of the Company, as applicable) through the applicable vesting date. For purposes of the Award, “Quarterly Vesting Date” means, with respect to any calendar year, the 20th day of February, May, August, and November.

This letter shall in no way be construed to create an employment relationship between you and the Company or any of its affiliates that does not otherwise exist. The terms of your service shall not be affected in anyway by your participation or entitlement to participate in any stock award plans including the Plan or any stock option grants. Such stock award plans shall not form part of the terms of your service (express or implied). In calculating any payment, compensation or damages on the termination of your service for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such plans or any impact upon participation such termination may have.

If you agree to accept the terms of this grant letter, please sign signify such acceptance by signing below.

Sincerely,

Tim Braswell

Chief People Officer

I hereby confirm and accept the above terms of this grant letter:

__/s/ Celia Pelaz______________________

Celia Pelaz

Date: